Exhibit 10.1

Sent to Email: XXXXXXXX.XXXX@XXXXX.XXX

December 24, 2016

Lori Freedman

74 Bacon Street

Winchester, MA 01890

Re:        Cooperation Agreement

Dear Lori,

You agree that, during the Cooperation Period (defined below), you will reasonably cooperate with pSivida Corp. (the “Company”) and its subsidiaries and affiliates for up to 20 hours in each of January and February 2017 by taking phone calls, responding to emails, and/or meeting with me at a time convenient to you upon advance notice, in each case as reasonably requested, regarding all matters for which you have knowledge of, were involved in or handled as Vice President, Corporate Affairs and General Counsel.

In consideration for meeting your obligations set forth herein, the Company shall extend your time to exercise your options to purchase common stock of the Company an additional 6 months to June 26, 2018, effective as of the last day of the Cooperation Period.

For purposes of this agreement, the term “Cooperation Period” shall mean January 3, 2017 through February 28, 2017.

Please acknowledge your acceptance of this agreement by signing below.

Sincerely,

By:	/s/ Nancy Lurker
Nancy Lurker
President and CEO pSivida

Accepted and agreed:

/s/ Lori Freedman
Lori Freedman

Date: 12/25/2016